Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Funds, BlackRock Global Long/Short Credit Fund (BR-
GC)
Global Allocation Fund (BR_GAF)
BlackRock Global Allocation Portfolio of BlackRock Series
Fund, Inc. (BVA_GA)
BlackRock Global Allocation V.I. Fund (US) (BVA_GAVI)
AZL BlackRock Global Allocation Fund (trading sleeve) (E_AZ-
GA)
JNL/BlackRock Global Allocation Fund (trading sleeve) (E_JN-
GA)
MassMutual Select BlackRock Global Allocation Fund (Trading
Sleeve) (E_MM-GA)
BlackRock Multi-Manager Alternative Strategies Fund - Ionic
(MMA-IONIC)
JNL/BlackRock Global Long Short Credit Fund (SMF_CC-GC) Transamerica BlackRock Global Allocation VP - Trading Sleeve (SMF_TA-GA)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
07-21-2017

Security Type:
EQUITY/PFD


Issuer
Crown Castle International Corp. (2020)

Selling
Underwriter
Morgan Stanley & Co. LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Morgan Stanley & Co. LLC, Merrill Lynch,
Pierce, Fenner & Smith Incorporated, J.P.
Morgan Securities LLC, Barclays Capital
Inc., RBC Capital Markets, LLC, Citigroup
Global Markets Inc., Credit Agricole
Securities (USA) Inc., Mizuho Securities
USA LLC, TD Securities (USA) LLC, Fifth
Third Securities, Inc., MUFG Securities
Americas Inc., PNC Capital Markets LLC, SG
Americas Securities, LLC, SMBC Nikko
Securities America, Inc., SunTrust
Robinson Humphrey, Inc., Citizens Capital
Markets, Inc., Wells Fargo Securities, LLC

Transaction Details

Date of Purchase
07-21-2017


Purchase
Price/Share
(per share / %
of par)
$1000

Total
Commission,
Spread or
Profit
2.500%


1.	Aggregate Principal Amount Purchased
(a+b)
120,021

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
76,828

b. Other BlackRock Clients
43,193

2.	Aggregate Principal Amount of
Offering
1,500,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.08001

05

Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date:
07-26-2017

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
07-26-2017

Global Syndicate Team Member